Exhibit 99.1

Smart Online Announces New Chairman of the Board

RESEARCH TRIANGLE PARK, N.C., October 19, 2007 — Smart Online, Inc. (OTCBB: SOLN), a leading provider of private-label Software-as-a-Service (SaaS) applications for the small business market, today announced that David Colburn, president and CEO of Smart Online, Inc., has accepted the position of Chairman of its board of directors replacing Jeffrey LeRose who has resigned from the board citing his need to give his full attention to his current personal and business affairs.

“I am pleased the board has decided to trust me to lead it to the next level. This is a bittersweet moment for me to lose a valued board member who has served Smart Online through challenging times over the last two years,” said Mr. Colburn. “We appreciate Jeff’s contributions, leadership and his independent perspective at crucial times for the company.”

“Smart Online has afforded me the ability to further my board experience and further appreciate the importance of independence,” said Jeffrey LeRose. “I feel the board is well positioned for the future to enable my departure at this time. I have enjoyed serving as the Chairman of the board for Smart Online and will continue to support the company in its growth efforts.”

About Smart Online, Inc.

Smart Online, Inc. (OTCBB: SOLN) delivers private-label, software-as-a-service (SaaS) applications that enable corporations to acquire and retain small business customers. Smart Online’s partners increase their recurring revenue, while allowing their small business customers to more efficiently start, manage and grow their businesses. To learn more, please visit http://www.smartonline.com.

Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online, Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions or government mandates, product announcements by other companies and customer perception of the value of our enhanced products. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.